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                                                      EXHIBIT 11.1

                              POLYCOM, INC.

                     COMPUTATION OF NET INCOME (LOSS)
                  PER COMMON AND COMMON EQUIVALENT SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           Three Months Ended   Six Months Ended
                                                           ------------------  ------------------
                                                           June 30,  June 30,  June 30,  June 30,
                                                             1997      1996      1997      1996
                                                           --------  --------  --------  --------
PRIMARY & FULLY DILUTED
    Weighted average common shares outstanding               19,043    13,450    19,001      8,099
    Common equivalent shares from options and warrants            0       393         0        254
    Common equivalent shares from common stock
      subject to repurchase (2)                                   0       574         0        602
    Common equivalent shares from convertible
      redeemable preferred stock and warrants                     0     3,997         0      7,993
    Common equivalent shares from options and
      convertable redeemable preferred stock (1)                  0       561         0      1,121
                                                             ------    ------    ------     ------
    Total shares                                             19,043    18,975    19,001     18,069
                                                             ------    ------    ------     ------
                                                             ------    ------    ------     ------

Net income (loss):
    Amount                                                   $ (612)    $ 389   $(1,086)     $ 523

    Per share                                                $(0.03)    $0.02   $ (0.06)     $0.03

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(1) Pursuant to the requirements of the Securities and Exchange Commission, common equivalent shares relating to stock options, using the treasury stock method and the initial public offering price of $9.00 per share, and common equivalent shares from convertible redeemable preferred stock using the if-converted method issued during the twelve months period prior to the initial public offering are included in the computation for the three month period and six month period ended June 30, 1996.

(2) Common stock issued under a stock option plan which are subject to repurchase are excluded from shares issued in the computation of net loss per share as their effect is antidilutive.